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                                                                Exhibit 23(d)


                   CONSENT OF RAUSCHER PIERCE REFSNES, INC.


        On behalf of Rauscher Pierce Refsnes, Inc. ("RPR"), the undersigned hereby consents to the inclusion of the opinion of RPR, dated as of December 21, 1995, as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of LNH REIT, Inc. ("LNH") in the merger of LNH with and into a subsidiary of EastGroup Properties.


DATED:          FEBRUARY 26, 1996


                                         Sincerely,
                                                    /s/Clyde Buck
                                         ---------------------------------
                                                   G. Clyde Buck
                                                   Managing Director